EXHIBIT 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116

News Release

January 20, 2006

YRC WORLDWIDE INC. RECOMMENDS AGAINST

“MINI-TENDER” OFFER FROM TRC CAPITAL

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) has been notified of an unsolicited mini-tender offer by Ontario-based TRC Capital Corporation to purchase up to one million shares of YRC Worldwide common stock, representing approximately 1.75% of the company’s outstanding shares as of December 31, 2005. TRC Capital’s offer price of $46.75 per share was 4% below the YRC Worldwide closing share price on January 9, 2006, the day before the offer commenced, and remains below the YRC Worldwide closing share price today.

YRC Worldwide recommends against acceptance of TRC Capital’s below market, mini-tender offer and urges YRC Worldwide stockholders to obtain current market quotations for their shares of common stock, consult with their broker or financial advisor and exercise caution with respect to the offer. YRC Worldwide is not in any way affiliated with TRC Capital or the tender offer. YRC Worldwide was not involved in the preparation of TRC Capital’s Offer to Purchase dated January 10, 2006 or any other tender offer documentation and cannot confirm the accuracy of any information contained in these documents.

TRC Capital has made similar below market mini-tender offers for other companies’ shares. Mini-tender offers are third-party offers devised to seek less than five percent of a company’s stock, thereby avoiding many filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) and Canadian securities administrators that are designed to protect investors.

YRC Worldwide recommends that its stockholders review the SEC’s “Tips for Investors” regarding mini-tender offers. The SEC has cautioned investors regarding mini-tenders, stating that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Additional information can be found at www.sec.gov/investor/pubs/minitend.htm. The Ontario Securities Commission has issued a similar investor alert which is accessible at www.osc.gov.on.ca/Investor/Alert/ia_20040518_mini-tenders.jsp. The SEC’s recommendations to broker-dealers can be found on the SEC’s website at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm. YRC Worldwide requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway Express, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		sdawson@lakpr.com